EXECUTION VERSION

(k)(6)(b)

SECOND AMENDMENT

TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDMENT (this "Amendment"), dated as of May 6, 2022, to the Third Amended and Restated Credit Agreement, dated as of May 8, 2020, among VOYA SENIOR INCOME FUND (the "Borrower"), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the "Administrative Agent"), as amended by the First Amendment, dated as of May 7, 2021 (the "Existing Credit Agreement").

RECITALS

I.Each term that is defined in the Existing Credit Agreement and not herein defined has the meaning ascribed thereto by the Existing Credit Agreement when used herein.

II.The Borrower desires an amendment to the Existing Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.For purposes of this Amendment, the following terms have the following meanings when used herein:

"Added Text" means characters indicated textually in the same manner as the following example: added text.

"Marked Credit Agreement" means the copy of the Existing Credit Agreement attached hereto as Annex A.

"Stricken Text" means characters indicated textually in the same manner as the following example: ~~stricken text~~.

2.The Existing Credit Agreement (including Schedule 1 but excluding the other Exhibits and Schedules thereto) is hereby amended to delete the Stricken Text and to add the Added Text, in each case as set forth in the Marked Credit Agreement.

3.Exhibit D to the Existing Credit Agreement is hereby amended and restated in the form of Exhibit D hereto.

4.The Borrower hereby agrees to pay, on or prior to the Amendment Effective Date (as defined below), to the Administrative Agent for the account of each Lender, an upfront fee

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(collectively, the "Upfront Fees") in an amount equal to (a) the amount of such Lender's Commitment, multiplied by (b) 0.05%, multiplied by (c) (60/365).

5.Paragraphs 1 through 4 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the "Amendment Effective Date"):

(a)the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that such Person has executed a counterpart of this Amendment;

(b)the Administrative Agent shall have received a certificate from the Secretary or an Assistant Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower's Organizational Documents have not been amended, supplemented or otherwise modified since May 7, 2021 or, if the Borrower's Organizational Documents have been so amended, supplemented or otherwise modified, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)the Administrative Agent shall have received, for the account of each Lender, a copy of a Federal Reserve Form FR U-1, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to such Lender;

(d)the Administrative Agent shall have received the Upfront Fees;

(e)the Administrative Agent and each Lender shall have received such documents and information as the Administrative Agent or such Lender, as the case may be, shall have requested for purposes of complying with "know-your- customer" and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(f)all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

6.The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation , (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect to the amendments herein contained), no Default exists or would occur, and (d) represents and warrants that all of the representations

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and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

7.In all other respects, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

8.This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

9.THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND

By: /s/ Jeffrey A. Bakalar

Name: _Jeffrey A Bakalar______________

Title: __Senior Vice President___________

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By: /s/ Aron Lau

Name: Aron Lau

Title: Director

STATE STREET BANK AND TRUST COMPANY

By: /s/ Paul J. Koobatian

Name: Paul J. Koobatian

Title: Vice President

VOYA SENIOR INCOME FUND

EXHIBIT D

FORM OF WRITTEN BORROWING REQUEST

[Date]

The Bank of Nova Scotia 250 Vesey Street, 23rd floor New York, NY, 10281 Attention: Aron Lau

The Bank of Nova Scotia

720 King Street West, 4th Floor Toronto, ON Canada M5V 2T3 Attention: Corporate Loan Team

Gentlemen/Ladies:

Reference is made to the Third Amended and Restated Credit Agreement, dated as of May 8, 2020, among Voya Senior Income Fund, the Lenders party thereto, and The Bank of Nova Scotia, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

Pursuant to Section 2.2(a) of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow a Loan (the "Proposed Borrowing") under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.2(a) of the Credit Agreement:

(A)The aggregate amount of the Proposed Borrowing is $________.

(B)The date (which shall be a Business Day) of such Proposed Borrowing is

_________________, 20___ (the "Proposed Borrowing Date").

(C)The Proposed Borrowing is to be [an ABR Loan] [an Overnight Loan] [a TS Loan].

(D)Proceeds of the Proposed Borrowing are to be wired or otherwise transferred to: [Specify exact wire or transfer instructions].

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1.The Adjusted Asset Coverage (after giving effect to the Proposed Borrowing) is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto1:

Adjusted Asset Coverage

______:1.00

2.The Senior Debt is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Senior Debt

$__________

3.The Maximum Permitted Borrowing is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Maximum Permitted Borrowing

$__________

4.The Net Asset Value is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Net Asset Value

$_________

5.The Borrower hereby certifies that:

(A)on and as of the date hereof, no Default has occurred and is continuing, and

(B)on and as of the Proposed Borrowing Date, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date).

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1For purposes of the Adjusted Asset Coverage, the calculation of Excluded Assets may be as of the Business Day second preceding the date of the Borrowing Request, provided that if the actual amount of Excluded Assets as of the close of business on the Business Day immediately preceding the date of the Borrowing Request varies from the amount taken into account in the computation of the Adjusted Asset Coverage Ratio set forth on such Borrowing Request, the Borrower shall deliver a notice thereof to the extent required by Section 6.1(j) of the Credit Agreement.

2

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IN WITNESS WHEREOF, the Borrower has caused this Written Borrowing Request to be executed by its duly authorized representative as of the date first above written.

Very truly yours,

VOYA SENIOR INCOME FUND

By:

Name:

Title:

SCHEDULE A

Detailed Calculations